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                                                                   EXHIBIT 10.23
                          AMENDMENT TO EMPLOYMENT AGREEMENT


     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Agreement"), is entered into effective as of the 5th day of November, 1997, by and between DSP TELECOM, INC., a California corporation (the "Corporation"), and DAVIDI GILO ("Gilo").

                                       RECITALS

     A. On August 1, 1994, Gilo and the Corporation entered into an Employment Agreement (the "Employment Agreement"), as amended and restated as of December 15, 1995, and as further amended and restated as of November 6, 1996 (as so amended and restated, the "Employment Agreement"), for the provision by Gilo of certain services to the Corporation.

     B. Effective November 5, 1997 (the "Effective Date"), Gilo resigned from his position as Chairman of the Board and as a Director of the Corporation's parent corporation, DSP Communications, Inc. ("DSPC"), which resignation was accepted by the Board of DSPC.

     C. Notwithstanding Gilo's resignation as an officer and director of DSPC, Gilo and the Corporation desire that Gilo continue to provide services during a transition period to the Corporation as an employee following his resignation, in a non-policy making role.

     B. The Corporation and Gilo desire to amend the Employment Agreement according to the terms and conditions set forth in this Agreement.

                                      AGREEMENT

     NOW, THEREFORE, in consideration of the mutual agreements and covenants contained in this Agreement, the parties hereby agree as follows:

     1. DUTIES OF GILO. Notwithstanding anything in the Employment Agreement to the contrary, Gilo shall no longer provide services to the Corporation in the capacity of Chairman of the Board, or as a Director of, DSPC; Gilo shall instead act as an advisor to Nathan Hod, DSPC's Chairman of the Board, and shall report to Nathan Hod, in a non-policy making role, spending at least a majority of his weekly working hours on DSPC matters.

     2. TERM OF AGREEMENT. Section 2 of the Employment Agreement is hereby amended and restated to read in full as follows:

     "2.  TERM.  This Agreement shall terminate on April 6, 1998, unless
     (a) extended as set forth herein, or (b) terminated sooner under the terms of this Agreement. Thereafter, this Agreement may be renewed by Gilo and the Board of Directors of this Corporation on such terms as the parties may agree to in writing. As used herein, the term "employment term" refers to the entire period of employment of Gilo hereunder, including any extensions."


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     3.   BONUS.  Gilo shall be entitled to the annual bonus for 1997 as provided in, and subject to, Section 3.c. of the Employment Agreement; provided, however, that after December 31, 1997, Gilo shall be entitled only to bonuses as are determined in the sole discretion of the Board.

     4. SEVERANCE PAY. Section 7.d. of the Employment Agreement is hereby amended and restated to read in full as follows:

     "d. SEVERANCE PAY. If this Agreement is terminated without cause pursuant to Section 7.a. (above), the Corporation shall pay Gilo a severance/consulting fee equal to the full amount of the compensation that he could have expected under this Agreement, as and when payable under this Agreement, without deduction except for tax withholding amounts, through the end of the term (including the severance payment provided below in the event the parties elect not to extend this Agreement), during which Gilo shall remain as a consultant to the Corporation. The Corporation shall pay Gilo a severance fee equal to his monthly salary at his then-current rate of fixed salary compensation, multiplied by the number six (6), if this Agreement is terminated pursuant to Section 7.b.(i) (above). The Corporation shall pay Gilo a severance fee equal to his monthly salary at his then-current rate of fixed salary compensation, multiplied by the number eighteen (18), if Gilo voluntarily elects to terminate his employment, unless the Corporation successfully claims that a termination in accordance with Section 7.b.(ii) and (iii) is in order, or if Gilo or the Corporation elects not to renew this Agreement. There shall be no severance in the event that this Agreement is terminated in accordance with Section 7.b.(ii) and (iii).

          If this Agreement is terminated for any reason other than for cause pursuant to Section 7.b. (above), the Corporation shall upon the termination date of this Agreement (i) pay Gilo for all accrued, but unused vacation days as of the termination date, (ii) allow Gilo to use the voice mail box maintained for him at DSPC as of the termination date for a period of six (6) months after the termination date, (iii) forward mail and other messages to Gilo for a period of six (6) months after the termination date, and (iv) give to Gilo all of the office equipment, computers, cellular telephones and furniture ("Equipment") that Gilo was using as of the date of this Agreement, at DSPC and at his home in Woodside, California, which Equipment is set forth on Schedule 1(e), attached hereto and incorporated by reference herein."

     5. OTHER TERMS OF EMPLOYMENT AGREEMENT. Except as amended hereby, the terms and conditions of the Employment Agreement shall remain in full force and effect.

     6. CONFLICT. The parties acknowledge that Pezzola & Reinke, A Professional Corporation ("P&R") is counsel to each of them. The parties have been made aware of the conflict and advised to seek independent counsel. Gilo acknowledges that P&R advised the Corporation and not Gilo. Gilo hereby acknowledges the conflict and waives it as to P&R's participation in this Agreement. The Corporation acknowledges the conflict and waives it as to P&R's participation in this Agreement.


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     The parties also acknowledge that Stephen P. Pezzola is counsel to each of them. The parties have been made aware of the conflict and advised to seek independent counsel. The Corporation and Gilo acknowledge the conflict and waive it as to Stephen Pezzola's participation in this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DSP TELECOM, INC.,
a California corporation
20300 Stevens Creek Blvd., Ste. 465
Cupertino, CA  95014


By:/s/ Nathan Hod                  /s/ Davidi Gilo
   -------------------------       ---------------------------------
   Nathan Hod,                     DAVIDI GILO
   Chief Executive Officer         100 Why Worry Lane
                                   Woodside, California  94062


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